Exhibit 99.1

AMERICREDIT REPORTS FOURTH QUARTER AND FISCAL YEAR 2009

OPERATING RESULTS

•	4th Quarter earnings of $31 million, $0.23 per share

•	Allowance for loan losses increased to 8.2% of outstanding receivables

•	Total available liquidity of $483 million

FORT WORTH, TEXAS August 5, 2009 – AMERICREDIT CORP. (NYSE: ACF) today announced net income of $31 million, or $0.23 per share, for its fiscal fourth quarter ended June 30, 2009. AmeriCredit reported a net loss of $150 million, or $1.30 per share, for the same period a year earlier. For the fiscal year ended June 30, 2009, AmeriCredit reported net income of $14 million, or $0.11 per share, compared to a net loss of $69 million, or $0.60 per share, for the fiscal year ended June 30, 2008.

The net loss for the quarter and fiscal year ended June 30, 2008, included a $135 million after-tax impairment charge ($213 million pre-tax), or $1.17 per share, related to the write-off of goodwill recorded in connection with the acquisitions of Long Beach Acceptance Corp. and Bay View Acceptance Corporation.

Originations were $175 million for the quarter ended June 30, 2009, compared to $780 million for the same quarter last fiscal year. Originations for the fiscal year ended June 30, 2009, were $1.29 billion, compared to $6.29 billion for the prior fiscal year. Managed receivables totaled $10.93 billion at June 30, 2009, compared to $14.98 billion at June 30, 2008.

Annualized net charge-offs totaled 7.1% of average finance receivables for the three months ended June 30, 2009, compared to 5.9% for the three months ended June 30, 2008. For the fiscal year ended June 30, 2009, net charge-offs were 7.9%, compared to 6.2% last year.

Finance receivables 31-to-60 days delinquent were 6.9% of the portfolio at June 30, 2009, compared to 6.0% at June 30, 2008. Accounts more than 60 days delinquent were 3.5% of the portfolio at June 30, 2009, compared to 2.9% a year ago.

The allowance for loan losses as a percentage of finance receivables increased to 8.2% at June 30, 2009, from 7.7% at March 31, 2009 and 6.3% at June 30, 2008.

The Company had total available liquidity of $483 million at June 30, 2009, consisting of $193 million of unrestricted cash and approximately $290 million of borrowing capacity on unpledged eligible receivables.

“We are pleased to have been able to generate positive returns despite the unprecedented economic and capital markets conditions that we faced over the past year,” said President and Chief Executive Officer Dan Berce. “We fully expect to see continued pressure on consumer credit from high unemployment levels and weak economic conditions, especially as we head into our seasonally weak second half of the calendar year. We will continue to focus on maximizing cash collections from our loan portfolio and protecting shareholder value.”

AmeriCredit will host a conference call for analysts and investors today at 5:30 p.m. Eastern time. For a live Internet broadcast of this conference call, please go to the Company’s Web site to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About AmeriCredit

AmeriCredit Corp. is a leading independent automobile finance company that provides financing solutions indirectly through auto dealers across the United States. AmeriCredit has approximately 900,000 customers and $11 billion in auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s annual report on Form 10-K for the year ended June 30, 2008. Such risks include – but are not limited to – variable economic conditions, adverse portfolio performance, volatile wholesale vehicle values, reliance on warehouse financing and capital markets, the ability to continue to securitize loans, the continued availability of credit enhancement for securitization transactions on acceptable terms, fluctuating interest rates, competition, regulatory and legal changes, the high degree of risk associated with subprime borrowers, and exposure to litigation. These forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. Actual events or results may differ materially. It is advisable not to place undue reliance on any forward-looking statements. The Company undertakes no obligation to, and does not, publicly update or revise any forward-looking statements, except as required by federal securities laws, whether as a result of new information, future events or otherwise.

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AmeriCredit Corp.

Consolidated Statements of Operations

(Unaudited, Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2009	2008	2009	2008
Revenue:
Finance charge income	$418,965	$562,184	$1,902,684	$2,382,484
Other income	25,595	36,228	116,488	160,598
Gain on retirement of debt	9,886	—	63,195	—

	454,446	598,412	2,082,367	2,543,082

Costs and expenses:
Operating expenses	63,926	89,749	308,803	397,814
Leased vehicles depreciation	11,115	12,250	47,880	36,362
Provision for loan losses	174,678	279,145	972,381	1,130,962
Impairment of goodwill	—	212,595	—	212,595
Interest expense	147,426	204,034	704,620	837,412
Restructuring charges	1,382	11,259	11,847	20,116

	398,527	809,032	2,045,531	2,635,261

Income (loss) before income taxes	55,919	(210,620)	36,836	(92,179)

Income tax provision (benefit)	24,647	(60,407)	22,949	(22,860)

Net Income (loss)	$31,272	$(150,213)	$13,887	$(69,319)

Earnings (loss) per share:
Basic	$0.24	$(1.30)	$0.11	$(0.60)

Diluted	$0.23	$(1.30)	$0.11	$(0.60)

Weighted average shares	132,890,596	115,299,234	125,239,241	114,962,241

Weighted average shares and assumed incremental shares	133,523,867	115,299,234	129,381,343	114,962,241

Consolidated Balance Sheets

(Unaudited, Dollars in Thousands)

	June 30, 2009	March 31, 2009	June 30, 2008
Cash and cash equivalents	$193,287	$120,931	$433,493
Finance receivables, net	10,037,329	10,983,331	14,030,299
Restricted cash – securitization notes payable	851,606	899,105	982,670
Restricted cash – credit facilities	195,079	234,054	259,699
Property and equipment, net	44,195	46,764	55,471
Leased vehicles, net	156,387	169,178	210,857
Deferred income taxes	100,139	122,262	317,319
Income tax receivable	197,579	202,817	22,897
Investment in money market fund	8,027	13,232	—
Other assets	200,586	196,216	234,505

Total assets	$11,984,214	$12,987,890	$16,547,210

Credit facilities	$1,630,133	$1,782,716	$2,928,161
Securitization notes payable	7,426,687	8,301,785	10,420,327
Senior notes	91,620	91,620	200,000
Convertible debt	462,017	486,150	750,000
Funding payable	4,700	6,097	21,519
Accrued taxes and expenses	152,940	158,115	216,387
Interest rate swap agreements	131,885	135,802	72,697
Other liabilities	20,540	11,803	41,249

Total liabilities	9,920,522	10,974,088	14,650,340

Shareholders’ equity	2,063,692	2,013,802	1,896,870

Total liabilities and shareholders’ equity	$11,984,214	$12,987,890	$16,547,210

Consolidated Statements of Cash Flows

(Unaudited, Dollars in Thousands)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2009	2008	2009	2008
Cash flows from operating activities:
Net income (loss)	$31,272	$(150,213)	$13,887	$(69,319)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	26,283	28,796	109,574	87,479
Accretion and amortization of fees	3,191	9,315	19,094	29,435
Provision for loan losses	174,678	279,145	972,381	1,130,962
Deferred income taxes	17,965	(66,930)	238,990	(137,949)
Stock-based compensation expense	3,026	2,543	14,264	17,945
Amortization of warrants	2,084	10,193	45,101	10,193
Gain on retirement of debt	(9,886)	—	(63,950)	—
Impairment of goodwill	—	212,595	—	212,595
Other	(868)	228	2,773	6,126
Changes in assets and liabilities:
Income tax receivable	5,238	(4,011)	(174,682)	(22,897)
Other assets	9,294	7,310	(6,704)	(15,627)
Accrued taxes and expenses	(6,125)	8,106	(52,113)	11,018

Net cash provided by operating activities	256,152	337,077	1,118,615	1,259,961

Cash flows from investing activities:
Purchase of receivables	(168,148)	(784,543)	(1,280,291)	(6,260,198)
Principal collections and recoveries on receivables	944,783	1,378,773	4,257,637	6,108,690
Net purchases of leased vehicles	—	(6,377)	—	(198,826)
Net change in money market fund	5,205	—	(11,502)	—
Net change in restricted cash and other	74,163	(4,587)	206,201	(103,799)

Net cash provided (used) by investing activities	856,003	583,266	3,172,045	(454,133)

Cash flows from financing activities:
Net change in credit facilities	(152,583)	(490,811)	(1,278,117)	385,611
Net change in securitization notes payable	(876,328)	(463,088)	(2,987,424)	(1,524,035)
Repurchase of common stock	—	—	—	(127,901)
Proceeds from issuance of common stock	2,470	11,123	3,741	25,174
Retirement of convertible debt	(13,894)	—	(238,617)	—
Other net changes	2,034	(25,100)	(33,212)	(39,024)

Net cash used by financing activities	(1,038,301)	(967,876)	(4,533,629)	(1,280,175)

Net increase (decrease) in cash and cash equivalents	73,854	(47,533)	(242,969)	(474,347)
Effect of Canadian exchange rate changes on cash and cash equivalents	(1,498)	(3,149)	2,763	(2,464)
Cash and cash equivalents at beginning of period	120,931	484,175	433,493	910,304

Cash and cash equivalents at end of period	$193,287	$433,493	$193,287	$433,493

Other Financial Data

(Unaudited, Dollars in Thousands)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2009	2008	2009	2008
Origination volume	$174,907	$780,446	$1,285,091	$6,293,494
Loans securitized	—	920,250	1,289,082	4,634,083
Average finance receivables	$11,419,099	$15,446,441	$13,001,773	$16,059,129

	June 30, 2009	March 31, 2009	June 30, 2008
Finance receivables:
Principal	$10,927,969	$11,901,323	$14,981,412
Allowance for loan losses and nonaccretable acquisition fees	(890,640)	(917,992)	(951,113)

	$10,037,329	$10,983,331	$14,030,299

Allowance as a percent of ending finance receivables	8.2%	7.7%	6.3%

	June 30, 2009	March 31, 2009	June 30, 2008
Loan delinquency as a percent of ending finance receivables:
31 - 60 days	6.9%	6.0%	6.0%
Greater than 60 days	3.5	3.0	2.9

Total	10.4%	9.0%	8.9%

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2009	2008	2009	2008
Contracts receiving a payment deferral as an average quarterly percent of average finance receivables	7.9%	6.5%	7.8%	6.3%

Net charge-offs	$202,030	$227,538	$1,032,854	$1,000,084

Annualized net charge-offs as a percent of average finance receivables	7.1%	5.9%	7.9%	6.2%

Net recoveries as a percent of gross repossession charge-offs	42.1%	43.6%	39.8%	44.8%

Components of net margin:

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2009	2008	2009	2008
Finance charge income	$418,965	$562,184	$1,902,684	$2,382,484
Other income	25,595	36,228	116,488	160,598
Interest expense	(147,426)	(204,034)	(704,620)	(837,412)

Net margin	$297,134	$394,378	$1,314,552	$1,705,670

Annualized net margin as a percent of average finance receivables:

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2009	2008	2009	2008
Finance charge income	14.7%	14.6%	14.6%	14.8%
Other income	0.9	0.9	0.9	1.0
Interest expense	(5.2)	(5.3)	(5.4)	(5.2)

Net margin	10.4%	10.2%	10.1%	10.6%

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2009	2008	2009	2008
Operating expenses	$63,926	$89,749	$308,803	$397,814

Annualized operating expenses as a percent of average finance receivables	2.2%	2.3%	2.4%	2.5%

Contact:

Caitlin DeYoung

(817) 302-7394